Exhibit 4.10

VERSO TECHNOLOGIES, INC.

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made as of the 16th day of October, 2007, by and between Verso Technologies, Inc., a Minnesota corporation (the “Company”), and Steven A. Odom, an individual resident of the State of Georgia (“Participant”).

1.     Award. The Company hereby grants to Participant a restricted stock award of 32,738 shares (the “Shares”) of common stock, par value $0.01 (“Common Stock”), of the Company according to the terms and conditions set forth herein and in the Company’s 1999 Stock Incentive Plan, as amended to date (the “Plan”). The Shares constitute a Restricted Stock Award granted under Section 7 of the Plan. A copy of the Plan will be furnished upon request of Participant. With respect to the Shares, Participant shall be entitled at all times on and after the date of issuance of the Shares to exercise the right to vote the Shares.

2.         Vesting. Except as otherwise provided in this Agreement, the Shares shall vest in accordance with the following schedule:

On Each of
the Following Dates	Percentage of Shares Vested
November 30, 2007	28%
December 31, 2007	18%
January 31, 2008	18%
February 29, 2008	18%
March 31, 2008	18%

3.         Restrictions on Transfer. Until the Shares vest pursuant to Sections 2 or 4 hereof, none of the Shares may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance shall be void and unenforceable against the Company, and no attempt to transfer the Shares, whether voluntary or involuntary, by operation of law or otherwise, shall vest the purported transferee with any interest or right in or with respect to the Shares.

4.         Forfeiture; Early Vesting. If Participant ceases to be an employee of or provide service to the Company or any Subsidiary prior to vesting of the Shares pursuant to Sections 2 or 4 hereof, all of Participant’s rights to all of the unvested Shares shall be immediately and irrevocably forfeited, except that if Participant ceases to be an employee or provide service by reason of death, Disability or Retirement prior to the vesting of Shares under Sections 2 or 4 hereof, then such vesting shall accelerate in accordance with Section 9.1 of the Plan. Upon forfeiture, Participant will no longer have any rights relating to the unvested Shares, including, without limitation, the right to vote the Shares and the right to receive dividends, if any, declared on the Shares.

5.	Distributions and Adjustments.

(a)       If any Shares vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, or otherwise), then Participant shall receive upon such vesting the number and type of securities or other consideration which Participant would have received if such Shares had vested prior to the event changing the number or character of the outstanding Common Stock of the Company.

(b)       Any additional shares of Common Stock of the Company, any other securities of the Company and any other property (including, without limitation, regular cash dividends or other cash distributions) distributed with respect to the Shares prior to the date or dates the Shares vest shall be subject to the same restrictions, terms and conditions as the Shares to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary.

6.	Miscellaneous.

(a)       Issuance of Shares. The Company shall cause the Shares to be issued in the name of Participant, either by book-entry registration or issuance of a stock certificate or certificates evidencing the Shares, which certificate or certificates shall be held by the Secretary of the Company or the stock transfer agent or brokerage service selected by the Secretary of the Company to provide such services for the Plan. The Shares shall be restricted from transfer and shall be subject to an appropriate stop-transfer order. If any certificate is used, the certificate shall bear an appropriate legend referring to the restrictions applicable to the Shares. Participant hereby agrees to the retention by the Company of the Shares and, if a stock certificate is used, agrees to execute and deliver to the Company a blank stock power with respect to the Shares as a condition to the receipt of this award of Shares. After any Shares vest pursuant to Sections 2 or 4 hereof, and following payment of the applicable withholding taxes pursuant to Section 6(b) hereof, the Company shall promptly cause such vested Shares to be delivered to the Participant by crediting the account of Smith Barney with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, with Smith Barney crediting the vested Shares to the Participant’s account at Smith Barney. No fractional share of stock shall be issued.

(b)       Income Tax Matters. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(c)       Entire Agreement; Plan Provisions Control. This Agreement (and any addendum hereto) and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter hereof. In the event that any provision of this Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. All decisions of the Committee with respect to any question or issue arising under the Plan or this Agreement shall be and binding on all persons having an interest in the Shares. All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meaning assigned to them in the Plan.

(d)       No Right to Employment. The issuance of the Shares shall not be construed as giving Participant the right to be retained in the employ of, or if Participant is a director of the Company or a Subsidiary as giving the Participant the right to continue as a director of, the Company or a Subsidiary, nor will it affect in any way the right of the Company or a Subsidiary to terminate such employment or position at any time, with or without cause if otherwise permitted by law. In addition, the Company or a Subsidiary may at any time dismiss Participant from employment, or terminate the term of a director of the Company or a Subsidiary if otherwise permitted by law, free from any liability or any claim under the Plan or this Agreement. Nothing in this Agreement shall confer on any person any legal or equitable right against the Company or any Subsidiary, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or a Subsidiary. The Shares shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Subsidiary be entitled to any compensation for any loss of any right or benefit under this Agreement or the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and this Agreement and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(e)       Governing Law. The validity, construction and effect of the Plan and this Agreement, and any rules and regulations relating to the Plan and this Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Georgia.

(f)        Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or this Agreement, such provision shall be stricken as to such jurisdiction or this Agreement, and the remainder of this Agreement shall remain in full force and effect.

(g)       No Trust or Fund Created. Neither the Plan nor this Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and Participant or any other person.

(h)       Headings. Headings are given to the Sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

(i)        Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be addressed to Participant at the address indicated below Participant’s signature line at the end of this Agreement or at such other address as Participant may designate by ten (10) days’ advance written notice to the Company. Any notice required to be given under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon the third (3rd) day following deposit in the U.S. mail, registered or certified, postage prepaid and properly addressed to the party entitled to such notice.

(j)        Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to this Agreement unless such issuance and delivery of the Shares pursuant hereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, state blue sky laws, the requirements of any applicable securities exchange or the NASDAQ Stock Market and the Minnesota Business Corporation Act. As a condition to the issuance of the Shares, the Company may require that the person receiving such Shares represent and warrant that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

(k)       Consultation With Professional Tax and Investment Advisors. Participant acknowledges that the grant and vesting with respect to the Shares, and the sale or other taxable disposition of the vested Shares, may have tax consequences pursuant to the Internal Revenue Code of 1986, as amended, or under local, state or international tax laws. Participant further acknowledges that Participant is relying solely and exclusively on Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Participant understands and agrees that any and all tax consequences resulting from the grant and vesting of the Shares, and the sale or other taxable disposition of the vested Shares, is solely and exclusively the responsibility of Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse Participant for such taxes or other items.

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IN WITNESS WHEREOF, the Company and Participant have executed this Restricted Stock Award Agreement as of the date set forth in the first paragraph.

VERSO TECHNOLOGIES, INC.

By:      /s/ Martin D. Kidder

Name: Martin D. Kidder

Title:   Chief Financial Officer

PARTICIPANT:

By:       /s/ Steven A. Odom

Name:  Steven A. Odom

Address:  400 Galleria Parkway, Suite 200
                  Atlanta, GA 30339